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                 May 12, 2023

       Ric Fulop
       Chief Executive Officer and Chairman
       Desktop Metal, Inc.
       63 3rd Avenue
       Burlington, Massachusetts 01803

                                                        Re: Desktop Metal, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed May 10, 2023
                                                            File No. 333-271811

       Dear Ric Fulop:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jennifer A. Yoon, Esq.